Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Third Quarter 2015 Financial Results

Company completes acquisition of Miconex; opening new markets

HAYWARD, Calif., October 22, 2015, 2015 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the third quarter ended September 25, 2015.

The Company reported revenue of $122.8 million for the third quarter of 2015, an increase of 4.5% compared to the second quarter of 2015, and a 4.9% increase compared to the same period a year ago. Net income was $1.7 million, or $0.05 per diluted share, for the third quarter of 2015, and $3.1 million, or $0.10 per diluted share, after excluding pre-tax intangible asset amortization charges of $1.6 million and $0.4 million of costs related to the acquisition of Miconex. The Company ended the quarter with a decrease in cash of $16.8 million compared to the prior quarter due primarily to the acquisition of Miconex.

“Global demand for our products this quarter was influenced by the beginning of the industry-wide semiconductor pullback,” said Jim Scholhamer, UCT’s Chief Executive Officer. “With the addition of our second accretive acquisition in the last three quarters, we are adding important manufacturing capabilities to our growing portfolio to position us to outpace the semiconductor equipment market when the ramp of next-generation technologies begins.”

Semiconductor equipment revenue for the third quarter of 2015 was 92.0% of total revenue, compared to 93.9% for the second quarter of 2015 and 82.6% for the third quarter of 2014. Revenue outside the U.S. accounted for 35.6% of total revenue for the third quarter of 2015 compared to 32.6% and 30.7% in the prior quarter and same quarter of the previous year, respectively. Gross margin for the third quarter of 2015 was 15.4% compared to 16.0% in second quarter of 2015 and 8.8% in the third quarter of 2014.

The Company recorded net income of $1.7 million, or $0.05 per share (basic and diluted), in the third quarter of 2015 compared to net income of $2.2 million, or $0.07 per share (basic and diluted), in the previous quarter and net loss of $5.3 million, or $0.18 per share (basic and diluted), for the third quarter of 2014. Net income for the third quarter of 2015 includes pre-tax charges for intangible asset amortization costs of $1.6 million and $0.4 million cost related to the acquisition of Miconex. Net income for the second quarter of 2015 included pre-tax charges for intangible asset amortization costs of $1.4 million. Net income for the third quarter of 2014 included pre-tax intangible asset amortization costs of $1.2 million. Excluding these charges, the Company’s earnings were $0.10 per diluted share for the third quarter of 2015, $0.10 per diluted share for the second quarter of 2015 and loss of $0.14 per share for the third quarter of 2014.

Cash and cash equivalents at the end of the third quarter of 2015 was $59.8 million, a decrease of $16.8 million over the prior quarter and a decrease of $19.2 million from the end of fiscal year 2014. Outstanding debt was $76.9 million at the end of the third quarter of 2015, an increase of $2.5 million from the prior quarter and an increase of $28.8 million from the end of fiscal year 2014.

Fourth Quarter 2015 Outlook

The Company expects revenue to be in the range between $98.0 million to $103.0 million and diluted loss per share in the range of ($0.08) to ($0.05) based on an effective tax rate of 28%. Excluding intangible asset amortization costs of $1.6 million, the Company expects diluted loss per share to be in the range of ($0.04) to ($0.01).

Conference Call

Ultra Clean will conduct a conference call today, Thursday, October 22, 2015, beginning at 1:45 p.m. PDT. The call-in numbers are: (888) 561-5097 (domestic) and (706) 679-7569 (international). An audio replay of the conference call will be made available approximately one hour after the conclusion of the call and will remain available for fourteen days. The call-in numbers for the replay are: (855) 859-2056 (domestic) and (404) 537-3406 (international). The confirmation number for live broadcast and replay is: 51749579 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, “forward-looking statements” (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “anticipates,” “projection,” “forecast,” “believes,” “plan,” “expect,” “future,” “intends,” “may,” “will,” “estimates,” “predicts,” and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2015 revenue and earnings per share and our forecasted tax rate for the fourth quarter of fiscal 2015, as well as our anticipated competitive position, trends in our industries and and the impact of recent acquisitions on our results. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report on Form 10-K for the year ended December 26, 2014 and quarterly report on Form 10-Q for the quarter ended June 26, 2015, each as filed with the Securities and Exchange Commission. UCT undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Ultra Clean Holdings, Inc.

Casey Eichler

CFO

510/576-4704

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited; in thousands, except per share data)

	Three months ended		Nine months ended
	September 25,	September 26,	September 25,	September 26,
	2015	2014	2015	2014

Sales	$122,816	$117,041	$365,683	$393,942
Cost of goods sold	103,868	106,734	307,994	339,172
Gross profit	18,948	10,307	57,689	54,770

Operating expenses:
Research and development	2,352	1,806	7,319	5,371
Sales and marketing	2,844	2,493	8,494	7,746
General and administrative	10,673	9,971	32,721	28,395
Total operating expenses	15,869	14,270	48,534	41,512
Income from operations	3,079	(3,963)	9,155	13,258

Interest and other income (expense), net	(756)	(437)	(2,071)	(1,520)
Income before provision for income taxes	2,323	(4,400)	7,084	11,738
Income tax provision	647	862	2,028	3,913
Net income	$1,676	$(5,262)	$5,056	$7,825

Net income per share:
Basic	$0.05	$(0.18)	$0.16	$0.27
Diluted	$0.05	$(0.18)	$0.16	$0.26
Shares used in computing net income per share:
Basic	31,993	29,477	31,359	29,242
Diluted	32,155	29,477	31,653	29,912

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (Unaudited; in thousands, except share amounts)

	September 25,	December 26,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$59,783	$78,997
Accounts receivable, net of allowance	57,534	61,817
Inventory	75,564	56,850
Other current assets	12,498	10,783
Total current assets	205,379	208,447

Equipment and leasehold improvements, net	16,968	10,841
Goodwill	84,495	55,918
Purchased intangibles, net	44,952	16,824
Other non-current assets	4,312	4,112
Total assets	$356,106	$296,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$11,207	$9,541
Accounts payable	47,503	48,944
Other current liabilities	11,815	7,683
Total current liabilities	70,525	66,168

Bank debt and other long-term liabilities	70,742	41,422
Total liabilities	141,267	107,590

Stockholders’ equity:
Common stock	171,085	149,834
Retained earnings	43,754	38,718
Total stockholders’ equity	214,839	188,552
Total liabilities and stockholders’ equity	$356,106	$296,142